Exhibit 99.1

DIRTT Announces Results of Annual General and Special Meeting of Shareholders

CALGARY, Alberta, June 24, 2025 (GLOBE NEWSWIRE) – DIRTT Environmental Solutions Ltd. (“DIRTT” or the “Company”, “we”, “our”, “us” or “ours”) (TSX: DRT; OTCQX: DRTTF), a leader in industrialized construction, today announced the results of its annual general and special meeting of shareholders held on June 24, 2025.

The detailed results of the vote on the election of directors are as follows:

	Votes for		Votes withheld		Broker non-votes
Nominee	Number	Percent	Number	Percent	Number
Douglas Edwards	150,757,354	99.90	152,782	0.10	12,846,277
Aron English	150,570,712	99.78	339,424	0.22	12,846,277
Holly Hess Groos	149,131,368	98.82	1,778,768	1.18	12,846,277
Shalima Pannikode	148,787,965	98.59	2,122,171	1.41	12,846,277
Scott Robinson	150,746,653	99.89	163,483	0.11	12,846,277
Scott Ryan	150,584,263	99.78	325,873	0.22	12,846,277
Benjamin Urban	150,748,805	99.89	161,331	0.11	12,846,277

All other matters voted on by shareholders were also approved. Final voting results will be filed on SEDAR (www.sedarplus.com) and EDGAR (www.sec.gov).

About DIRTT Environmental Solutions

DIRTT is a leader in industrialized construction. DIRTT’s system of physical products and digital tools empowers organizations, together with construction and design leaders, to build high-performing, adaptable, interior environments. Operating in the workplace, healthcare, education, and public sector markets, DIRTT’s system provides total design freedom, and greater certainty in cost, schedule, and outcomes. DIRTT’s interior construction solutions are designed to be highly flexible and adaptable, enabling organizations to easily reconfigure their spaces as their needs evolve. Headquartered in Calgary, AB Canada, DIRTT trades on the Toronto Stock Exchange under the symbol “DRT”.

FOR FURTHER INFORMATION PLEASE CONTACT ir@dirtt.com